Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-230105 and 333-236726) and Form S-8 (Nos. 333-230753 and 333-274750) of Concrete Pumping Holdings, Inc. of our report dated January 31, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Dallas, Texas

January 16, 2024